Exhibit 99.1

For Immediate Release

Contact: Marc Cannon

(954) 769-3146

cannonm@autonation.com

Investor contact: Cheryl Scully

(954) 769-7734

scullyc@autonation.com

AutoNation Announces August 2010 Retail New Vehicle Unit Sales

•	August 2010 retail new vehicle unit sales decreased 17% versus August 2009, which benefited from the highly successful Cash for Clunkers program.

•	Excluding our estimated impact of Cash for Clunkers, August 2010 retail new vehicle unit sales increased 19% versus August 2009.

•	August 2010 average daily new unit sales increased 8% versus July 2010.

FORT LAUDERDALE, Fla., September 2, 2010 – AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its retail new vehicle unit sales in August 2010, as reported to the applicable automotive manufacturers, totaled 18,669, a decrease of 17% as compared to August 2009, which benefited from the highly successful Cash for Clunkers program. Retail new vehicle unit sales in August 2010 for AutoNation’s operating segments were as follows:

•	5,451 for Domestic, down 10% versus August 2009 (excluding our estimated impact of Cash for Clunkers, the increase was 39%),

•	9,976 for Import, down 25% versus August 2009 (excluding our estimated impact of Cash for Clunkers, the increase was 15%), and

•	3,242 for Premium Luxury, flat versus August 2009 (excluding our estimated impact of Cash for Clunkers, the increase was 6%).

On a sequential basis, AutoNation’s August 2010 average daily new unit sales increased to 644 per day versus 597 in July 2010.

###

The information provided in this news release is based on sales reports provided by our stores, including stores acquired since August 2009, to the applicable automotive manufacturers and provided on a continuing operations basis. These reports are prepared based on the standards established by the applicable automotive manufacturers, which differ from GAAP revenue recognition and other requirements and are based on the time periods set by the automotive manufacturers for reporting monthly sales (which generally differ from the calendar month). As a result, our operating results calculated and presented in accordance with GAAP, including our new vehicle unit sales, may differ materially from any results expressed or implied by the information provided in our monthly sales reports and summarized in this news release and future news releases. In addition, new vehicle unit sales are subject to seasonal trends. Consequently, new vehicle unit sales for a particular month are not necessarily indicative of results to be expected for a full quarter or year. Please refer to our public filings with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2009 and our subsequent Quarterly Reports on Form 10-Q, for additional information regarding our operations. Our estimated impact of Cash for Clunkers is based on our internal estimates of the incremental sales resulting from the Cash for Clunkers program in August 2009. Investors should not assume that our disclosure of the information in this news release means that we have determined that such information is material to the Company.

About AutoNation, Inc.

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer. A component of the Standard and Poor’s 500 Index, AutoNation owns and operates 251 new vehicle franchises in 15 states. For additional information, please visit corp.AutoNation.com or www.AutoNation.com.